Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-178394

WellPoint, Inc.

$850,000,000 2.250% Notes due 2019

FINAL TERM SHEET

Dated August 7, 2014

Issuer: WellPoint, Inc.

Title: 2.250% Notes due 2019

Size: $850,000,000

Maturity: August 15, 2019

Coupon (Interest Rate): 2.250%

Yield to Maturity: 2.299%

Anticipated Ratings*: Moody’s: Baa2, Stable / S&P: A-, Stable / Fitch: BBB, Stable

Spread to Benchmark Treasury: 70 bps

Benchmark Treasury: 1.625% due July 31, 2019

Benchmark Treasury Price and Yield: 100-04; 1.599%

Interest Payment Dates: February 15 and August 15 of each year, beginning on February 15, 2015

Optional Redemption Provision:      Make-whole call at Treasury + 10 bps.

Price to Public: 99.769%

Gross Proceeds to Issuer (before expenses): $848,036,500

Trade Date: August 7, 2014

Settlement Date: August 12, 2014 (T+3)

Day Count: 30/360

CUSIP/ISIN: 94973VBH9 / US94973VBH96

Active Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Passive Joint Book-Running Manager:	J.P. Morgan Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

WellPoint, Inc.

$800,000,000 3.500% Notes due 2024

FINAL TERM SHEET

Dated August 7, 2014

Issuer: WellPoint, Inc.

Title: 3.500% Notes due 2024

Size: $800,000,000

Maturity: August 15, 2024

Coupon (Interest Rate): 3.500%

Yield to Maturity: 3.560%

Anticipated Ratings*: Moody’s: Baa2, Stable / S&P: A-, Stable / Fitch: BBB, Stable

Spread to Benchmark Treasury: 115 bps

Benchmark Treasury: 2.500% due May 15, 2024

Benchmark Treasury Price and Yield: 100-25; 2.410%

Interest Payment Dates: February 15 and August 15 of each year, beginning on February 15, 2015

Optional Redemption Provision:	Make-whole call at Treasury + 17.5 bps, or on or after May15, 2024 at par.

Price to Public: 99.498%

Gross Proceeds to Issuer (before expenses): $795,984,000

Trade Date: August 7, 2014

Settlement Date: August 12, 2014 (T+3)

Day Count: 30/360

CUSIP/ISIN: 94973VBJ5 / US94973VBJ52

Active Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Passive Joint Book-Running Manager:	Deutsche Bank Securities Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

WellPoint, Inc.

$800,000,000 4.650% Notes due 2044

FINAL TERM SHEET

Dated August 7, 2014

Issuer: WellPoint, Inc.

Title: 4.650% Notes due 2044

Size: $800,000,000

Maturity: August 15, 2044

Coupon (Interest Rate): 4.650%

Yield to Maturity: 4.663%

Anticipated Ratings*: Moody’s: Baa2, Stable / S&P: A-, Stable / Fitch: BBB, Stable

Spread to Benchmark Treasury: 145 bps

Benchmark Treasury: 3.625% due February 15, 2044

Benchmark Treasury Price and Yield: 107-26; 3.213%

Interest Payment Dates: February 15 and August 15 of each year, beginning on February 15, 2015

Optional Redemption Provision:	Make-whole call at Treasury + 25 bps, or on or after February 15, 2044 at par.

Price to Public: 99.791%

Gross Proceeds to Issuer (before expenses): $798,328,000

Trade Date: August 7, 2014

Settlement Date: August 12, 2014 (T+3)

Day Count: 30/360

CUSIP/ISIN: 94973VBK2 / US94973VBK26

Active Joint Book-Running Managers:	Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Passive Joint Book-Running Manager:	U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

WellPoint, Inc.

$250,000,000 4.850% Notes due 2054

FINAL TERM SHEET

Dated August 7, 2014

Issuer: WellPoint, Inc.

Title: 4.850% Notes due 2054

Size: $250,000,000

Maturity: August 15, 2054

Coupon (Interest Rate): 4.850%

Yield to Maturity: 4.863%

Anticipated Ratings*: Moody’s: Baa2, Stable / S&P: A-, Stable / Fitch: BBB, Stable

Spread to Benchmark Treasury: 165 bps

Benchmark Treasury: 3.625% due February 15, 2044

Benchmark Treasury Price and Yield: 107-26; 3.213%

Interest Payment Dates: February 15 and August 15 of each year, beginning on February 15, 2015

Optional Redemption Provision:	Make-whole call at Treasury + 25 bps, or on or after February 15, 2054 at par.

Price to Public: 99.771%

Gross Proceeds to Issuer (before expenses): $249,427,500

Trade Date: August 7, 2014

Settlement Date: August 12, 2014 (T+3)

Day Count: 30/360

CUSIP/ISIN: 94973V BL0 / US94973VBL09

Active Joint Book-Running Managers:	Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Passive Joint Book-Running Manager:	UBS Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you the prospectus, which, in the case of the issuer, you may request the prospectus by calling Corporate Secretary, at (317) 488-6000 or emailing shareholder.services@wellpoint.com at WellPoint, Inc. In the case of the underwriters, by contacting: Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282, toll free telephone: 866-471-2526, facsimile: 212-902-9316, or e-mail: prospectus-ny@ny.email.gs.com.; or Merrill Lynch, Pierce, Fenner & Smith Incorporated Attn: Prospectus Department, 222 Broadway, 11th Floor, New York, New York 10038, telephone: 1-800-294-1322, or email: dg.prospectus_requests@baml.com.